Exhibit 99.1

Media Inquiries:	Investor Inquiries:
William J. Rudolph, Jr.	Michael A. Hajost
(610) 208 -3892	(610) 208-3476
wrudolph@cartech.com	mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS THIRD QUARTER RESULTS

•	Third quarter net income of $33.0 million or $0.69 per share, including $0.15 per share of Latrobe acquisition related costs.

•	Third quarter net sales excluding raw material surcharge up 24% from a year earlier on 10% higher volume.

•	Latrobe contributed $5.1 million of operating income in March before inventory fair value cost adjustments.

(Per diluted share)	3Q FY 2012	YTD FY 2012

Net Income Attributable to Carpenter before adjusted Latrobe operating results, share dilution and total acquisition related costs (i.e. legacy Carpenter)	$0.81	$1.94

Adjusted Latrobe operating results *	$0.07	$0.07

Dilution from additional outstanding shares**	($0.04)	($0.03)

Net Income Attributable to Carpenter before total acquisition related costs	$0.84	$1.98

Total acquisition related costs *	($0.15)	($0.23)

Net income attributable to Carpenter	$0.69	$1.75

*	Detailed schedule included in Non-GAAP Financial Schedules
**	Carpenter issued 8.1 million shares of common stock as part of the Latrobe acquisition. The weighted average impact was 2.7 million and 0.9 million shares for the three and nine months ended March 31, 2012, respectively.

WYOMISSING, Pa., April 25, 2012 – Carpenter Technology Corporation (NYSE:CRS) today reported net income attributable to Carpenter of $33.0 million or $0.69 per share for the quarter ended March 31, 2012. Carpenter legacy earnings, before Latrobe and share dilution, would have been $0.81 per share. The net accretion from Latrobe’s operating results before inventory fair value cost adjustments, offset by a higher share count, contributed $0.03 per share – resulting in adjusted earnings per share before Latrobe acquisition related costs of $0.84. From this, the Company had $0.15 per share of total acquisition related costs, which includes Latrobe transaction costs and inventory fair value cost adjustments, resulting in reported earnings of $0.69 per share.

“We had another strong quarter of results and are poised to continue our business momentum with the addition of Latrobe,” said William A. Wulfsohn, President and Chief Executive Officer. “The continued positive impacts from pricing and mix management actions are evident in our revenue growth and further improvement in our operating margin and average Specialty Alloy Operations profit per pound. We continue to maintain a strong order backlog and are progressing rapidly on our commitment to exceed our prior peak level of EBITDA, excluding any Latrobe contribution.

“February 29th was a very exciting day in the history of Carpenter as we closed on the Latrobe transaction. The integration process is going well, and now that our teams have combined, we are even more encouraged by the synergy potential of the combination. The Latrobe business is already accretive to earnings excluding final transaction costs and short-term inventory accounting impacts that will end after the next quarter.

“We are making great progress to create additional premium products capacity in the near-and-long term to support the material and service needs of our customers in what we believe is the early stage of a strong growth cycle in the aerospace and energy markets. We have taken actions this year to add remelt capacity and address constraints in our Reading operations. We are also moving quickly to enhance Latrobe’s premium products capacity with the addition of three VAR furnaces – a project that we initiated just after closing. With the additional capacity from Latrobe and other investments we have made in Reading, we believe we can create another roughly 4,000 tons of premium products capacity over each of the next two years. This additional capacity will bridge our ability to meet increased customer demand until our new facility in Alabama is operational in April, 2014. We are now in the construction phase of that investment as we just broke ground this month. This new facility will be capable of producing 27,000 tons of premium products – which will enable us to accommodate more customer demand through shorter lead times.

“These actions, combined with our investments in Titanium wire and powder metal capacity, will effectively double Carpenter’s capacity to produce premium products. With these actions, we are responding to our customers’ needs to support their growth, while laying the groundwork for sustained shareholder value creation.”

Third Quarter Results

Financial highlights for the third quarter of fiscal year 2012 include:

(in millions, except per share amounts & pounds sold)	3Q FY 2012	3Q FY 2011	YTD FY 2012	YTD FY 2011
Net Sales	$539.9	$464.2	$1,385.1	$1,191.5
Net Sales Excluding Surcharge (a)	$419.0	$338.0	$1,062.9	$878.8
Operating Income Excluding Pension Earnings, Interest and Deferrals (a)	$59.5	$44.0	$154.7	$87.8
Acquisition Related Costs	$7.9	—	$11.7	$0.7
Net Income Attributable to Carpenter	$33.0	$28.6	$80.3	$45.5
Diluted Earnings per Share	$0.69	$0.64	$1.75	$1.02
Net Pension Expense per Diluted Share (a)	($0.14)	($0.21)	($0.41)	($0.64)
Free Cash Flow (a)	$9.6	($14.0)	($95.9)	($150.4)
Pounds Sold (000)	63,436	57,862	159,504	158,784

(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the third quarter were $539.9 million, up 16 percent from the prior year. Excluding surcharge revenue, net sales were $419.0 million, up 24 percent from a year ago on 10 percent higher volume. Excluding the Latrobe impact, third quarter revenue excluding surcharge was up 13 percent on flat overall volume. Specialty Alloy Operations (SAO) segment sales without surcharge increased 12 percent on 1 percent lower volume, while Performance Engineered Products (PEP) segment sales without surcharge increased 21 percent on 8 percent lower volume compared with the fiscal year 2011 third quarter.

Gross profit was $105.1 million compared with $73.1 million in the fiscal year 2011 third quarter. The higher gross profit in this year’s third quarter was driven by a significantly higher profit per pound due to an improved product mix and higher prices, and the inclusion of Latrobe.

SG&A expense as a percentage of revenue excluding surcharge was 1.3 percent lower than the prior year third quarter. SG&A expense in the current quarter was $41.5 million or 9.9 percent of revenue excluding surcharge, compared with $37.9 million or 11.2 percent of revenue excluding surcharge for the third quarter of fiscal year 2011. The increase in spending mostly reflects the addition of Latrobe overhead costs.

Operating income for the third quarter was $55.7 million compared with $35.2 million a year earlier. Latrobe accounted for $5.1 million of operating income, before being reduced by inventory fair value cost adjustments of $2.9 million. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 14.2 percent (or 16.8 percent excluding total Latrobe acquisition related costs) for the quarter compared to 13.0 percent in the fiscal year 2011 third quarter.

Interest expense in the quarter was $5.6 million compared to $4.4 million in the year-ago period due to the impact of financing actions taken during last year’s fourth quarter. There was no incremental interest expense related to the Latrobe transaction since the Latrobe debt was fully paid off at closing.

Other income was $1.7 million compared to $1.1 million in the fiscal year 2011 third quarter.

The provision for income tax was $18.8 million or 36.3 percent of pre-tax income compared to $3.1 million or 9.7 percent of pre-tax income in the third quarter of fiscal year 2011 – which was exceptionally low due to tax benefits associated with changes in previous tax positions. The tax rate in the quarter reflects the non-deductibility of some Latrobe transaction costs as well as a state tax item. The estimated tax rate for the full fiscal year is currently 36 percent.

Net income attributable to Carpenter was $33.0 million or $0.69 per diluted share. Excluding $7.4 million, net of tax, or $0.15 per share of total Latrobe acquisition related costs,

net income attributable to Carpenter would have been $40.4 million or $0.84 per share. Net income attributable to Carpenter in the same quarter a year ago was $28.6 million or $0.64 per share.

Free cash flow, defined as cash from operations less capital expenditures, dividends, and the net impact from the purchase and sale of businesses, was $9.6 million in the current quarter.

Markets:

Aerospace & Defense market sales were $240.5 million in the third quarter, up 21 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace & defense sales were up 22 percent on 34 percent higher volume (or up 12 percent on 6 percent higher volume without Latrobe). Aerospace results reflect strength in all areas. Demand for titanium fastener material is now exceeding prior peak levels, and nickel and stainless fastener demand has shown significant growth over the prior year. Demand for engine components remains strong, driven by high build rates. Sales of aerospace structural components also increased significantly due to the addition of Latrobe and continued progress selling Carpenter’s Custom-series stainless alloys.

Industrial & Consumer market sales were 128.7 million in the third quarter, down 3 percent compared with the same period a year ago. Excluding surcharge revenue, sales increased 12 percent on 10 percent lower volume (or up 8 percent on 13 percent lower volume without Latrobe). The year-over-year revenue growth and volume declines reflect the continued impact of mix management and pricing actions. The percentage of volume in differentiated product applications with strategically important customers is increasing as a result of these actions.

Energy market sales of $68.6 million increased 28 percent compared to the same period a year ago. Excluding surcharge revenue, energy market sales increased 29 percent on 61 percent higher volume (or up 24 percent on 50 percent higher volume without Latrobe). Power Generation and Oil & Gas each demonstrated strength in the quarter. Mix was impacted as sales of non-magnetic drill collars increased at a faster rate than materials into power generation. Activity in the industrial gas turbine market continues to grow as natural gas prices remain low, causing increased customer demand. The oil & gas segment also continued to grow with the directional drilling rig count hitting a new peak this quarter and shifts from gas to oil.

Medical market sales were $37.8 million in the third quarter, up 15 percent from a year ago. Excluding surcharge revenue, medical market sales increased 23 percent on 1 percent lower volume (unchanged without Latrobe). The revenue growth is attributable to customer shifts to tighter specification medical grade alloys which creates increased demand for Carpenter premium products.

Transportation market sales were $38.2 million, an increase of 6 percent from a year earlier. Excluding surcharge revenue, transportation sales increased 14 percent on 7 percent higher volume (relatively unchanged without Latrobe). Revenue and volume increases reflect demand growth for high value materials required in turbo charger, gasket and fuel system applications used in smaller, higher efficiency turbo charged engines, particularly in Europe.

International sales in the third quarter were $178.7 million, an increase of 30 percent compared with the same quarter a year earlier – driven by a 38 percent increase in European sales and a 33 percent increase in Asia/Pacific sales. Growth in Europe was led by increased demand for materials used for aerospace, industrial gas turbines and high value automotive applications.

Growth in Asia/Pacific was led by material sales into the automotive, oil & gas and industrial end-markets. Total international sales in the quarter represented 33 percent of total Company revenue, compared with 30 percent in the prior year.

Outlook

“We expect to finish the year strong, and should see an increase in our total fiscal year 12 operating income of about $100 million or 70 percent higher than last year, excluding non-cash pension EID expense and including Latrobe. This is higher than our targeted 50 percent increase excluding Latrobe, and includes about 10 points of growth due to Latrobe. We continue to expect free cash flow will be positive in the fourth quarter, with lower inventory levels, but modestly negative for the full year.

“As we complete our planning for next fiscal year, we anticipate a further increase in operating income, excluding pension EID and including Latrobe, of at least 30 percent, or $70 million. Within this, Latrobe will achieve our objective of being immediately accretive to earnings over the first full year of ownership including all prior acquisition costs. The expected tax rate for fiscal year 2013 is 34 percent. The current estimate of net pension expense for the Carpenter plans in fiscal year 2013 is $59 million, or $0.76 per share with the EID component of this at $22 million. As we’ve said before, free cash flow next fiscal year is expected to be modestly negative, with overall capital spending of about $300 million.”

Pension Effects

During the third quarter, the Company recorded expense associated with its pension and other post retirement benefit plans of $10.6 million or $0.14 per diluted share. This compares to $15.2 million or $0.21 per diluted share in the prior year third quarter. Including a $2.5 million impact related to the Latrobe plans, the full year expected net pension expense is now $41.9 million, or $0.55 per diluted share. The Company expects to make additional cash contributions of $10.7 million during the fourth quarter of fiscal year 2012.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, April 25, at 9:30 a.m., ET, to discuss financial results and operations for the fiscal Third quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter’s web site (http://www.cartech.com) and through CCBN (http://www.ccbn.com). A replay of the call will be made available at http://www.cartech.com or at http://www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes premium alloys, including special alloys, titanium alloys and powder metals, as well as stainless steels, and alloy and tool steels. Information about Carpenter can be found on the Internet at http://www.cartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2011 and the quarterly reports on Form 10-Q for the quarters ended September 30, 2011 and December 31, 2011, and the exhibits attached to those filings. They include but are not limited to: (1) expectations with respect to the synergies, costs and other anticipated financial impacts of the Latrobe acquisition transaction could differ from actual synergies realized, costs incurred and financial impacts experienced as a result of the transaction; (2) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter’s business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries;(3) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; (4) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; (5) domestic and foreign excess manufacturing capacity for certain metals; (6) fluctuations in currency exchange rates; (7) the degree of success of government trade actions; (8) the valuation of the assets and liabilities in Carpenter’s pension trusts and the accounting for pension plans; (9) possible labor disputes or work stoppages; (10) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; (11) the ability to successfully acquire and integrate acquisitions, including the Latrobe acquisition; (12) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; (13) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; (14) Carpenter’s manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and (15) Carpenter’s future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter’s results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

PRELIMINARY

CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$175.1	$492.5
Marketable securities	—	30.5
Accounts receivable, net	330.3	259.4
Inventories	677.5	328.6
Deferred income taxes	38.9	14.9
Other current assets	31.4	31.7

Total current assets	1,253.2	1,157.6

Property, plant and equipment, net	884.8	662.9
Goodwill	247.4	44.9
Other intangibles, net	127.3	30.0
Other assets	83.6	96.5

Total assets	$2,596.3	$1,991.9

LIABILITIES
Current liabilities:
Accounts payable	$222.5	$170.5
Accrued liabilities	208.8	124.9
Current portion of long-term debt	—	100.0

Total current liabilities	431.3	395.4

Long-term debt, net of current portion	407.2	407.8
Accrued pension liabilities	187.2	188.5
Accrued postretirement benefits	161.1	108.7
Deferred income taxes	123.2	48.3
Other liabilities	62.1	67.2

Total liabilities	1,372.1	1,215.9

STOCKHOLDERS’ EQUITY
Carpenter stockholders’ equity:
Common stock	274.0	273.7
Capital in excess of par value	251.6	235.4
Reinvested earnings	1,078.3	1,022.1
Common stock in treasury, at cost	(122.9)	(532.2)
Accumulated other comprehensive loss	(266.5)	(233.3)

Total Carpenter stockholders’ equity	1,214.5	765.7

Noncontrolling interest	9.7	10.3

Total equity	1,224.2	776.0

Total liabilities and equity	$2,596.3	$1,991.9

PRELIMINARY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

NET SALES	$539.9	$464.2	$1,385.1	$1,191.5
Cost of sales	434.8	391.1	1,114.5	1,019.5

Gross profit	105.1	73.1	270.6	172.0

Selling, general and administrative expenses	41.5	37.9	115.3	109.9
Acquisition related costs	7.9	—	11.7	0.7

Operating income	55.7	35.2	143.6	61.4

Interest expense	(5.6)	(4.4)	(18.4)	(12.9)
Other income, net	1.7	1.1	1.4	5.7

Income before income taxes	51.8	31.9	126.6	54.2
Income tax expense	18.8	3.1	46.0	8.4

Net income	33.0	28.8	80.6	45.8

Less: Net income attributable to noncontrolling interest	—	0.2	0.3	0.3

NET INCOME ATTRIBUTABLE TO CARPENTER	$33.0	$28.6	$80.3	$45.5

EARNINGS PER SHARE:
Basic	$0.69	$0.64	$1.76	$1.02

Diluted	$0.69	$0.64	$1.75	$1.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	47.2	44.1	45.3	44.1

Diluted	47.9	44.7	46.0	44.6

Cash dividends per common share	$0.18	$0.18	$0.54	$0.54

PRELIMINARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Nine Months Ended March 31,
	2012	2011

OPERATING ACTIVITIES:
Net income	$80.6	$45.8
Adjustments to reconcile net income to net cash provided from (used for) operating activities:
Depreciation and amortization	58.5	48.0
Deferred income taxes	18.2	(4.1)
Net pension expense	30.3	45.5
Net loss (gain) on disposal of property and equipment	1.0	(0.1)
Changes in working capital and other:
Accounts receivable	(3.3)	(83.7)
Inventories	(110.6)	(110.8)
Other current assets	(3.4)	0.3
Accounts payable	(3.8)	11.3
Accrued liabilities	20.2	(3.1)
Pension contribution	(19.3)	—
Boarhead Farms settlement	(21.8)	—
Other, net	1.3	(2.1)

Net cash provided from (used for) operating activities	47.9	(53.0)

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(107.3)	(35.6)
Proceeds from disposals of property and equipment	0.6	1.0
Acquisition of businesses, net of cash acquired	(12.9)	(41.6)
Acquisition of equity method investment	—	(6.2)
Purchases of marketable securities	—	(79.9)
Proceeds from sales and maturities of marketable securities	30.4	157.1

Net cash used for investing activities	(89.2)	(5.2)

FINANCING ACTIVITIES:
Payments on long-term debt assumed in connection with acquisition of business	(153.7)	(12.4)
Payments on long-term debt	(100.0)	—
Proceeds received from sale of noncontrolling interest	—	9.1
Dividends paid	(24.2)	(24.1)
Tax benefits on share-based compensation	1.3	0.2
Proceeds from stock options exercised	1.6	0.5

Net cash used for financing activities	(275.0)	(26.7)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	3.6

DECREASE IN CASH AND CASH EQUIVALENTS	(317.4)	(81.3)
Cash and cash equivalents at beginning of period	492.5	265.4

Cash and cash equivalents at end of period	$175.1	$184.1

PRELIMINARY

SEGMENT FINANCIAL DATA

(in millions, except pounds sold)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Pounds sold (000):
Specialty Alloys Operations	55,552	56,014	146,840	151,968
Performance Engineered Products	3,470	3,772	10,342	10,102
Latrobe	5,956	—	5,956	—
Intersegment	(1,542)	(1,924)	(3,634)	(3,288)

Consolidated pounds sold	63,436	57,862	159,504	158,782

Net sales:
Specialty Alloys Operations
Net sales excluding surcharge	$309.7	$275.7	$802.3	$714.4
Surcharge	116.3	124.4	319.9	308.7

Specialty Alloys Operations net sales	$426.0	$400.1	$1,122.2	$1,023.1

Performance Engineered Products
Net sales excluding surcharge	$84.3	$69.7	$248.6	$162.0
Surcharge	1.3	1.7	3.5	4.0

Performance Engineered Products net sales	$85.6	$71.4	$252.1	$166.0

Latrobe
Net sales excluding surcharge	$50.1	$10.0	$69.8	$28.5
Surcharge	6.2	—	6.1	—

Latrobe net sales	$56.3	$10.0	$75.9	$28.5

Intersegment	(28.0)	(17.3)	(65.1)	(26.1)

Consolidated net sales	$539.9	$464.2	$1,385.1	$1,191.5

Operating income:
Specialty Alloys Operations	$66.7	$42.1	$163.9	$94.8
Performance Engineered Products	9.8	11.4	32.0	22.8
Latrobe	2.9	1.2	4.2	1.6
Corporate costs (including acquisition related costs)	(18.5)	(9.0)	(41.2)	(29.5)
Pension earnings, interest & deferrals	(3.8)	(8.8)	(11.1)	(26.4)
Intersegment	(1.4)	(1.7)	(4.2)	(1.9)

Consolidated operating income	$55.7	$35.2	$143.6	$61.4

In January 2012, the Company announced it had made changes to its reportable segments. The Company now has three reportable business segments, Specialty Alloys Operations (SAO), Performance Engineered Products (PEP) and Latrobe. Previously, the Company’s reportable segments consisted of Premium Alloys Operations (PAO), Advanced Metals Operations (AMO) and Emerging Ventures.

The SAO segment is comprised of Carpenter’s major premium alloy and stainless steel manufacturing operations. This includes operations performed at mills primarily in Reading, Pennsylvania and the surrounding area, South Carolina, and the new premium products manufacturing facility being built in Limestone County, Alabama.

The PEP segment is comprised of Carpenter’s differentiated operations. This includes Dynamet titanium business, the Carpenter Powder Products (CPP) business, and the Amega West business. The pounds sold data above for the PEP segment includes only the Dynamet and CPP businesses.

The Latrobe segment is comprised of the operations of the Latrobe business acquired effective February 29, 2012. The Latrobe segment provides management with the focus and visibility into the business performance of these newly acquired operations. The Latrobe segment also includes the results of Carpenter’s distribution business in Mexico, which will be managed together with the Latrobe’s distribution business.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, or pension earning, interest and deferrals (pension EID), is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading “Pension earnings, interest & deferrals.”

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
FREE CASH FLOW	2012	2011	2012	2011

Net cash provided from (used for) operating activities	$75.7	$11.1	$47.9	$(53.0)
Purchases of property, equipment and software	(47.0)	(17.9)	(107.3)	(35.6)
Proceeds from disposals of property and equipment	0.4	0.9	0.6	1.0
Acquisition of equity method investment	—	—	—	(6.2)
Proceeds received from sale of noncontrolling interest	—	—	—	9.1
Dividends paid	(8.0)	(8.1)	(24.2)	(24.1)
Acquisition of businesses, net of cash acquired	(11.5)	—	(12.9)	(41.6)

Free cash flow	$9.6	$(14.0)	$(95.9)	$(150.4)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended March 31,		Nine Months Ended March 31,
NET PENSION EXPENSE PER DILUTED SHARE	2012	2011	2012	2011

Pension plans expense	$9.7	$13.5	$28.4	$40.4
Other postretirement benefits expense	0.9	1.7	1.9	5.1

Net pension expense	10.6	15.2	30.3	45.5
Income tax benefit	(4.0)	(5.7)	(11.5)	(17.1)

Net pension expense, net of tax	$6.6	$9.5	$18.8	$28.4

Net pension expense per diluted share	$0.14	$0.21	$0.41	$0.64

Weighted average diluted common shares	47.9	44.7	46.0	44.6

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense may be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE AND PENSION EARNINGS, INTEREST AND DEFERRALS AND TOTAL ACQUISITION RELATED COSTS	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Net sales	$539.9	$464.2	$1,385.1	$1,191.5
Less: surcharge revenue	120.9	126.2	322.2	312.7

Consolidated net sales excluding surcharge	$419.0	$338.0	$1,062.9	$878.8

Operating income	$55.7	$35.2	$143.6	$61.4
Pension earnings, interest & deferrals	3.8	8.8	11.1	26.4

Operating income excluding pension earnings, interest and deferrals	$59.5	$44.0	$154.7	$87.8

Total acquisition related costs	10.8	—	14.6	—

Operating income excluding pension earnings, interest and deferrals and total acquisition related costs	$70.3	$44.0	$169.3	$87.8

Operating margin excluding surcharge, pension earnings, interest and deferrals	14.2%	13.0%	14.6%	10.0%

Operating margin excluding surcharge, pension earnings, interest and deferrals and total acquisition related costs	16.8%	13.0%	15.9%	10.0%

Management believes that removing the impacts of raw material surcharges and total acquisition costs from operating margin provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

PRELIMINARY

NON-GAAP FINANCIAL MEASURES

(in millions)

ADJUSTED LATROBE OPERATING RESULTS	Three Months Ended March 31, 2012	Nine Months Ended March 31, 2012

Latrobe segment operating income	$2.9	$4.2
Inventory fair value cost adjustments included in Latrobe segment operating income	2.9	2.9
Carpenter distribution business operating income in Mexico included in Latrobe segment results	(0.5)	(1.8)
Latrobe pension EID included in pension EID expense	(0.2)	(0.2)

Adjusted Latrobe operating results before income taxes	5.1	5.1
Income taxes	(1.7)	(1.7)

Adjusted Latrobe operating results	$3.4	$3.4

Adjusted Latrobe operating results per diluted share	$0.07	$0.07

Weighted average shares outstanding	47.9	46.0

TOTAL ACQUISITION RELATED COSTS	Three Months Ended March 31, 2012	Nine Months Ended March 31, 2012

Acquisition related costs (from transaction)	$7.9	$11.7
Inventory fair value cost adjustments	2.9	2.9

Total acquisition related costs before income taxes	10.8	14.6
Income taxes	(3.4)	(3.8)

Total acquisition related costs	$7.4	$10.8

Total acquisition related costs per diluted share	$0.15	$0.23

Weighted average shares outstanding	47.9	46.0

Management believes that removing the impacts of the adjusted Latrobe operating results and the total acquisition related costs is useful when comparing results of operations from period to period.

PRELIMINARY

SUPPLEMENTAL SCHEDULES

(in millions)

	Three Months Ended March 31,		Nine Months Ended March 31,
NET SALES BY MAJOR PRODUCT CLASS	2012	2011	2012	2011

Net Sales by Product Class Excluding Surcharge:
Special alloys	$173.9	$154.1	$438.2	$398.4
Stainless steel	133.1	113.7	365.4	290.6
Titanium products	37.9	34.1	113.3	95.4
Powder metals	14.2	15.4	43.1	39.2
Alloy and tool steel	23.5	5.9	32.8	15.7
Distribution and other	36.4	14.8	70.1	39.5

Consolidated net sales excluding surcharge	$419.0	$338.0	$1,062.9	$878.8

Surcharge revenue	120.9	126.2	322.2	312.7

Consolidated net sales	$539.9	$464.2	$1,385.1	$1,191.5

	Three Months Ended March 31,		Nine Months Ended March 31,
NET SALES BY END USE MARKET	2012	2011	2012	2011

End Use Market Excluding Surcharge:
Aerospace and defense	$178.3	$146.0	$449.4	$370.8
Industrial and consumer	95.0	84.8	244.2	234.1
Energy	57.2	44.4	159.3	101.8
Transportation	28.5	25.0	73.0	69.4
Medical	34.1	27.8	91.5	74.2
Distribution	25.9	10.0	45.5	28.5

Consolidated net sales excluding surcharge	$419.0	$338.0	$1,062.9	$878.8

Surcharge revenue	120.9	126.2	322.2	312.7

Consolidated net sales	$539.9	$464.2	$1,385.1	$1,191.5